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                               PURCHASE AGREEMENT


         The Glenmede Portfolios (the "Company"), a Massachusetts Business Trust, and The Glenmede Trust Company ("Glenmede") a Pennsylvania Corporation, hereby agree as follows:

         1. The Company hereby offers Glenmede and Glenmede and Glenmede hereby purchases ten thousand (10,000) shares, with par value $.001 per share, at $10.00 per share in the Company's Muni Intermediate Portfolio (the "Portfolio"). The shares are the "initial shares" of the Portfolio. Glenmede hereby acknowledges receipt of a purchase confirmation reflecting the purchase of ten thousand (10,000) shares, and the Company hereby acknowledges receipt from Glenmede of funds in the amount of $100,000.00 in full payment for the shares.

         2. Glenmede represents and warrants to the Company that the shares are being acquired for investment purposes and not for the purpose of distribution.

         3. Glenmede agrees that if it or any direct or indirect transferee of the shares redeem the shares prior to the fifth university of the date that the Company begins its investment activities, Glenmede will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Glenmede or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. The Company represents that a copy of its Master Trust Agreement, dated February 28, 1992, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

         5. This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding only upon the assets and property of the Portfolio and not upon the assets and propeorty of any other portfolio of the Company and shall not be binding upon any Trustee, officer or shareholder of the Portfolio and/or the Company individually.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ________ day of _________, 1992.


                                          THE GLENMEDE PORTFOLIOS


Attest:

____________________________        By:____________________________


(SEAL)                                  THE GLENMEDE TRUST COMPANY


Attest:

____________________________        By:____________________________